Exhibit 5.1

John T. McKenna

(650) 843-5059

jmckenna@cooley.com

December 19, 2018

Vaxart, Inc.

290 Utah Avenue

Suite 200

South San Francisco, California 94080

Ladies and Gentlemen:

We have acted as counsel to Vaxart, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes two prospectuses, which form part of the Registration Statement: a base prospectus (the “Base Prospectus”) and a sales agreement prospectus (the “Sales Agreement Prospectus”). The Sales Agreement Prospectus covers the offering of up to $4,250,000 of shares of common stock, par value $0.10 per share of the Company (the “Common Stock”), that may be sold under the Sales Agreement, dated December 19, 2018, between the Company and B. Riley FBR, Inc. (such agreement, the “Sales Agreement,” and such shares, the “Sales Agreement Shares”).  The Base Prospectus provides it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).  The Registration Statement, including the Base Prospectus (as supplemented from time to time by one or more Prospectus Supplements) and the Sales Agreement Prospectus will provide for the registration of:

•         shares of Common Stock (the “Base Prospectus Shares”); and

•         the Sales Agreement Shares.

The Base Prospectus Shares, plus any additional Common Stock that may be registered pursuant to a registration statement that the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act in connection with an offering by the Company pursuant to the Registration Statement, and the Sales Agreement Shares are collectively referred to herein as the “Securities.” The Securities are being registered for offer and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization,  execution and delivery are prerequisites to the effectiveness of such documents.  With respect to our opinion as to the Base Prospectus Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and available for issuance and that the consideration for the issuance and sale of the Base Prospectus Shares is in an amount that is not less than the par value of the Common Stock.

With respect to our opinion as to the Sales Agreement Shares, we have assumed that no more than 3,541,666 Sales Agreement Shares will be sold, and that the sale of the Sales Agreement Shares will be duly authorized by a committee of the Board of Directors of the Company.  With respect to the Sales Agreement Shares, we express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to equal or exceed the number of Sales Agreement Shares then issuable under the Sales Agreement.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.         With respect to the Base Prospectus Shares offered under the Registration Statement, provided that, (i) the Registration Statement and any required post-effective amendment thereto have become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s), required by applicable laws have been delivered and filed as required by such laws, (ii) the issuance of the Base Prospectus Shares has been duly authorized by all necessary corporate action on the part of the Company, (iii) the issuance and sale of the Base Prospectus Shares do not violate any applicable law, are in conformity with the Company's then operative certificate of incorporation and bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the certificates, if any, for the Base Prospectus Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Base Prospectus Shares when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s), and in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be validly issued, fully paid and non-assessable.

2.         With respect to the Sales Agreement Shares, when issued and paid for in accordance with the Sales Agreement and as provided in the Sales Agreement Prospectus, the Sales Agreement Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus and Sales Agreement Prospectus included in the Registration Statement. We further consent to the incorporation by reference of this opinion into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to additional Securities.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.  This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,

Cooley LLP

By: /s/ John T. McKenna

John T. McKenna